Exhibit 99.1

DTE Gas Company

Unaudited Consolidated Financial Statements as of and for the Three and Six Months Ended June 30, 2013

DTE Gas Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In millions)
Operating Revenues	$243	$209	$837	$710

Operating Expenses
Cost of gas	78	59	370	330
Operation and maintenance	103	95	208	194
Depreciation and amortization	24	23	47	46
Taxes other than income	14	13	31	31
	219	190	656	601
Operating Income	24	19	181	109

Other (Income) and Deductions
Interest expense	14	14	29	29
Interest income	(2)	(1)	(3)	(3)
Other income	(2)	(3)	(4)	(5)
Other expenses	1	1	1	2
	11	11	23	23
Income Before Income Taxes	13	8	158	86

Income Tax Expense	5	3	56	30

Net Income	$8	$5	$102	$56

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In millions)
Net income	$8	$5	$102	$56
Comprehensive income	$8	$5	$102	$56

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited)

	June 30,	December 31,
	2013	2012
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$1	$1
Accounts receivable (less allowance for doubtful accounts of $25 and $20, respectively)
Customer	216	282
Affiliates	49	43
Other	1	6
Inventories
Gas	21	37
Materials and supplies	18	18
Gas customer choice deferred asset	21	82
Current deferred income taxes	37	53
Notes receivable
Affiliates	6	8
Other	3	3
Regulatory assets	11	18
Other	5	15
	389	566

Investments	24	23

Property
Property, plant and equipment	4,056	3,982
Less accumulated depreciation and amortization	(1,573)	(1,554)
	2,483	2,428
Other Assets
Regulatory assets	786	889
Net investment in lease	64	66
Prepaid pension costs — affiliates	108	97
Other	8	9
	966	1,061
Total Assets	$3,862	$4,078

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited) - Continued

	June 30,	December 31,
	2013	2012
	(In millions, except shares)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$16	$22
Other	125	137
Short-term borrowings
Affiliates	—	59
Other	19	110
Current portion of long-term debt	80	60
Regulatory liabilities	6	22
Gas inventory equalization	73	—
Other	62	86
	381	496

Long-Term Debt	779	859

Other Liabilities
Deferred income taxes	672	632
Regulatory liabilities	530	548
Accrued pension liability — affiliates	183	180
Accrued postretirement liability — affiliates	18	129
Asset retirement obligations	134	130
Other	43	45
	1,580	1,664
Commitments and Contingencies (Notes 6 and 9)

Shareholder's Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	534	534
Retained earnings	591	528
Accumulated other comprehensive loss	(3)	(3)
	1,122	1,059
Total Liabilities and Shareholder's Equity	$3,862	$4,078

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
	2013	2012
	(In millions)
Operating Activities
Net income	$102	$56
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	47	46
Deferred income taxes	51	28
Changes in assets and liabilities:
Accounts receivable, net	60	156
Inventories	16	19
Prepaid pension costs — affiliates	(11)	(10)
Accrued postretirement liability — affiliates	(36)	(51)
Accrued gas cost recovery	(11)	(18)
Accounts payable	(18)	(19)
Gas inventory equalization	73	65
Income, property and other taxes payable	3	(4)
Other assets	109	39
Other liabilities	(38)	19
Net cash from operating activities	347	326
Investing Activities
Plant and equipment expenditures	(102)	(97)
Proceeds from sale of assets	1	—
Notes receivable and other	4	2
Net cash used for investing activities	(97)	(95)
Financing Activities
Short-term borrowings, net	(91)	(185)
Notes payable from affiliates	(60)	36
Redemption of long-term debt	(60)	(40)
Dividends on common stock	(39)	(41)
Net cash used for financing activities	(250)	(230)
Net Increase in Cash and Cash Equivalents	—	1
Cash and Cash Equivalents at Beginning of Period	1	—
Cash and Cash Equivalents at End of Period	$1	$1

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Changes in Shareholder's Equity (Unaudited)

	Common Stock		Retained	Accumulated Other Comprehensive
	Shares	Amount	Earnings	Loss	Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2012	10,300	$534	$528	$(3)	$1,059
Net income	—	—	102	—	102
Dividends declared on common stock	—	—	(39)	—	(39)
Balance, June 30, 2013	10,300	$534	$591	$(3)	$1,122

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited)

NOTE 1 — BASIS OF PRESENTATION

Corporate Structure

DTE Gas is a Michigan corporation organized in 1898. DTE Gas is an indirect, wholly-owned subsidiary of DTE Energy. DTE Gas is a public utility subject to regulation by the MPSC and the FERC. DTE Gas is engaged in the purchase, storage, transportation, distribution and sale of natural gas to approximately 1.2 million customers throughout Michigan and the sale of storage and transportation capacity.

References in this report to “we”, “us”, “our” or “Company” are to DTE Gas Company.

Basis of Presentation

These Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the 2012 Consolidated Financial Statements furnished on Form 8-K.

The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.

The Consolidated Financial Statements are unaudited, but in the Company's opinion include all adjustments necessary for a fair statement of the results for the interim periods. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 31, 2013.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Comprehensive Income (Loss)

Comprehensive income (loss) is the change in common shareholder's equity during a period from transactions and events from non-owner sources, including net income.

	Changes in Accumulated Other Comprehensive Loss by Component (a)
	For The Three Months Ended June 30, 2013
	Net Unrealized Loss on Derivatives	Benefit Obligations	Total
	(In millions)
Beginning balance, March 31, 2013	$(1)	$(2)	$(3)
Other comprehensive income before reclassifications	—	—	—
Amounts reclassified from accumulated other comprehensive income	—	—	—
Net current-period other comprehensive income	—	—	—
Ending balance, June 30, 2013	$(1)	$(2)	$(3)

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

	Changes in Accumulated Other Comprehensive Loss by Component (a)
	For The Six Months Ended June 30, 2013
	Net Unrealized Loss on Derivatives	Benefit Obligations	Total
	(In millions)
Beginning balance, December 31, 2012	$(1)	$(2)	$(3)
Other comprehensive income before reclassifications	—	—	—
Amounts reclassified from accumulated other comprehensive income	—	—	—
Net current-period other comprehensive income	—	—	—
Ending balance, June 30, 2013	$(1)	$(2)	$(3)
______________________________________

(a)	All amounts are net of tax.

Income Taxes

The Company's effective tax rate from continuing operations for the three months ended June 30, 2013 and June 30, 2012 was 38 percent. The Company's effective tax rate from continuing operations for the six months ended June 30, 2013 and June 30, 2012 was 35 percent. DTE Gas had an income tax receivable of $41 million at June 30, 2013 and $42 million at December 31, 2012 due from DTE Energy.

Stock-Based Compensation

The Company received an allocation of costs from DTE Energy associated with stock-based compensation of $6 million and $3 million for the three months ended June 30, 2013 and June 30, 2012, respectively, while such allocation was $10 million and $5 million for the six months ended June 30, 2013 and June 30, 2012, respectively.

NOTE 3 — FAIR VALUE

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.

A fair value hierarchy has been established, that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:

•	Level 1 - Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•
Level 2 - Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•
Level 3 - Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Fair Value of Financial Instruments

The fair value of financial instruments included in the table below is determined by using quoted market prices when available. When quoted prices are not available, pricing services may be used to determine the fair value with reference to observable interest rate indexes. The Company has obtained an understanding of how the fair values are derived. The Company also selectively corroborates the fair value of its transactions by comparison of market-based price sources. Discounted cash flow analyses based upon estimated current borrowing rates are also used to determine fair value when quoted market prices are not available. The fair values of notes receivable, excluding capital leases, are estimated using discounted cash flow techniques that incorporate market interest rates as well as assumptions about the remaining life of the loans and credit risk. Depending on the information available, other valuation techniques may be used that rely on internal assumptions and models. Valuation policies and procedures are determined by the Company's Treasury Department which reports to the Company's Vice President and Treasurer.

The following table presents the carrying amount and fair value of financial instruments as of June 30, 2013 and December 31, 2012:

	June 30, 2013				December 31, 2012
	Carrying	Fair Value			Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
	(In millions)
Notes receivable - affiliates	$6	$—	$—	$6	$8	$—	$—	$8
Short-term borrowings - affiliates	—	—	—	—	59	—	—	59
Short-term borrowings - other	19	—	19	—	110	—	110	—
Long-term debt	859	—	789	149	919	—	946	133

NOTE 4 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS

The Company recognizes all derivatives at their fair value on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income and later reclassified into earnings when the underlying transaction occurs. Gains and losses from the ineffective portion of any cash flow hedges are recognized in earnings immediately. For fair value hedges, changes in fair values for the derivative and hedged item are recognized in earnings each period. For derivatives that do not qualify or are not designated for hedge accounting, changes in the fair value are recognized in earnings each period.

The Company's primary market risk exposure is associated with commodity prices, credit and interest rates. DTE Gas has risk management policies to monitor and manage market risks.

Commodity Price Risk

The Company has fixed-priced contracts for portions of its expected gas supply requirements through 2015. Substantially all of these contracts meet the normal purchases and sales exemption and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Credit Risk

The Company is exposed to credit risk if customers or counterparties do not comply with their contractual obligations. DTE Gas maintains credit policies that significantly minimize overall credit risk. These policies include an evaluation of potential customers' and counterparties' financial condition, credit rating, collateral requirements or other credit enhancements such as letters of credit or guarantees. The Company generally uses standardized agreements that allow the netting of positive and negative transactions associated with a single counterparty. The Company maintains a provision for credit losses based on factors surrounding the credit risk of its customers, historical trends, and other information. Based on the Company's credit policies and its June 30, 2013 provisions for credit losses, the Company's exposure to counterparty nonperformance is not expected to have a material adverse effect on the Company's financial statements.

Interest Rate Risk

DTE Gas occasionally uses treasury locks and other interest rate derivatives to hedge the risk associated with interest rate market volatility. In 2004, DTE Gas entered into an interest rate derivative to limit its sensitivity to market interest rate risk associated with the issuance of long-term debt. Such instrument was designated as a cash flow hedge. The Company subsequently issued long-term debt and terminated the hedge at a cost that is included in Accumulated other comprehensive loss. Amounts recorded in Other comprehensive loss will be reclassified to interest expense as the related interest affects earnings through 2033.

NOTE 5 — ASSET RETIREMENT OBLIGATIONS

A reconciliation of the asset retirement obligation for the six months ended June 30, 2013 follows:

(In millions)
Asset retirement obligations at December 31, 2012	$130
Accretion	4
Asset retirement obligations at June 30, 2013	$134

NOTE 6 — REGULATORY MATTERS

Energy Optimization (EO) Plans

In May 2013, DTE Gas filed an application for approval of the reconciliation of its 2012 EO plan expenses. DTE Gas's EO reconciliation includes a cumulative $7 million net over-recovery for the 2012 EO plan. DTE Gas proposed that the calculated over-recovery for 2012 be carried forward into 2013 and used as the beginning balance for the 2013 reconciliation. In July 2013, DTE Gas filed an application with the MPSC for the biennial review of its EO plans.

DTE Gas Revenue Decoupling Mechanism (RDM)

In May 2013, DTE Gas filed an application with the MPSC for approval of its RDM reconciliation for the period July 1, 2012 through October 31, 2012. DTE Gas's RDM application proposed the recovery of a net under-recovery of approximately $5.2 million.

DTE Gas Depreciation Filing

In compliance with an MPSC order, DTE Gas filed a depreciation case in June 2012. On May 15, 2013, the MPSC approved a settlement agreement increasing DTE Gas's composite depreciation rates from 2.29% to 2.51%, effective on the same date as the MPSC-approved rates are effective in DTE Gas's next general rate case. The Company cannot predict when DTE Gas will file its next rate case.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

NOTE 7 — LONG-TERM DEBT

Debt Redemptions

In 2013, the following debt was redeemed:

Company	Month	Type	Interest Rate	Maturity	Amount
					(In millions)
DTE Gas	April	Senior Notes	5.26%	2013	60
					$60

NOTE 8 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS

DTE Gas has a $300 million unsecured revolving credit agreement with a syndicate of 19 banks that can be used for general corporate borrowings, but is intended to provide liquidity support for the Company's commercial paper program. No one bank provides more than 8.7% of the commitment in the facility. Borrowings under the facility are available at prevailing short-term interest rates. The facility will expire in April 2018. At June 30, 2013, there was $19 million outstanding against the facility, while there was $110 million outstanding against the facility at December 31, 2012.

The agreement requires the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreement, “total funded debt” means all indebtedness of the Company and its consolidated subsidiaries, including capital lease obligations, hedge agreements and guarantees of third parties’ debt, but excluding contingent obligations, nonrecourse and junior subordinated debt and, except for calculations at the end of the second quarter, certain DTE Gas short-term debt. “Capitalization” means the sum of (a) total funded debt plus (b) “consolidated net worth,” which is equal to consolidated total stockholders’ equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At June 30, 2013, the total funded debt to total capitalization ratio for DTE Gas is 0.44 to 1 and is in compliance with this financial covenant.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Environmental Matters

Contaminated Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. The facilities, which produced gas, have been designated as manufactured gas plant (MGP) sites. DTE Gas, owns or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites. Cleanup activities associated with these sites will be conducted over the next several years.

The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. Accordingly, DTE Gas recognizes a liability and corresponding Regulatory asset for estimated investigation and remediation costs at former MGP sites. As of June 30, 2013 and December 31, 2012, the Company had $30 million and $29 million accrued for remediation, respectively.

Any change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC, which allows DTE Gas to amortize the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent environmental costs from having a material adverse impact on the Company’s results of operations.

Labor Contracts

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Our contract with a bargaining unit for the majority of our represented employees was due to expire in October 2013. Early negotiations resulted in a new contract that became effective March 23, 2013. The new contract will expire in October 2017.

Purchase Commitments

As of June 30, 2013, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term gas purchase and transportation agreements. The Company estimates that these commitments will be approximately $1 billion from 2013 through 2052.

DTE Gas also estimates that 2013 capital expenditures will be approximately $220 million. The Company has made certain commitments in connection with expected capital expenditures.

Bankruptcies

The Company purchases and sells gas and gas storage and transportation services from and to governmental entities and numerous companies operating in the steel, automotive, energy, retail and other industries. Certain of its customers have filed for bankruptcy protection under the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and its purchase and sale contracts and it records provisions for amounts considered at risk of probable loss. The Company believes its previously accrued amounts are adequate for probable loss.

The Company provides services to the city of Detroit, Michigan (Detroit). Detroit filed for Chapter 9 bankruptcy protection on July 18, 2013. Detroit has been paying amounts owed in a timely manner and its account is substantially current. The Company does not expect Detroit's bankruptcy filing to have a material impact on its financial results.
Other Contingencies

The Company is involved in certain other legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on its operations or financial statements in the periods they are resolved.

See Note 6 for a discussion of contingencies related to regulatory matters.

NOTE 10 — RETIREMENT BENEFITS AND TRUSTEED ASSETS

The following table details the components of net periodic benefit costs for pension benefits and other postretirement benefits:

	Pension Benefits		Other Postretirement Benefits
	2013	2012	2013	2012
	(In millions)
Three Months Ended June 30
Service cost	$5	$4	$3	$4
Interest cost	10	10	5	7
Expected return on plan assets	(19)	(18)	(9)	(8)
Amortization of net actuarial loss	11	10	4	3
Prior service credit	—	—	(8)	—
Net periodic benefit cost	$7	$6	$(5)	$6

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

	Pension Benefits		Other Postretirement Benefits
	2013	2012	2013	2012
	(In millions)
Six Months Ended June 30
Service cost	$10	$8	$7	$8
Interest cost	20	21	10	14
Expected return on plan assets	(38)	(36)	(18)	(16)
Amortization of net actuarial loss	23	19	7	7
Prior service credit	—	—	(11)	(1)
Net periodic benefit cost	$15	$12	$(5)	$12

Pension and Other Postretirement Contributions

In January 2013, the Company contributed $25 million to its other postretirement benefit plans.

Re-measurement of Other Postretirement Benefit Obligation

In March 2013, the Company reached an agreement on a new four-year labor contract with certain represented employees. As a term of the agreement, the Company replaced sponsored retiree medical, prescription drug and dental coverage for future Medicare eligible retirees with a Retiree Health Care Allowance (RHCA) account of $3,250 per year. The modification in retiree health coverage will reduce future postretirement benefit costs.
Based on the impact of such benefit cost savings on the financial statements, the Company re-measured its retiree health plan as of March 31, 2013. In performing the re-measurement, the Company updated its significant actuarial assumptions, including an adjustment to the discount rate from 4.15% at December 31, 2012 to 4.30% at March 31, 2013. Plan assets were also updated to reflect fair value as of the re-measurement date. As a result of the re-measurement, the accumulated postretirement benefit obligation (APBO) was reduced by $66 million. The Company's Accrued postretirement liability - affiliates at March 31, 2013 was $25 million as compared to $129 million at December 31, 2012, a reduction of $104 million. The reduction reflects the impact of the re-measurement of the plan, January 2013 plan contributions and recognition of first quarter 2013 postretirement benefit costs and benefit payments.
Beginning April 2013, net postretirement benefit costs were recorded based on the updated actuarial assumptions and benefit changes resulting from the new labor contract. As a result of the re-measurement, fiscal year 2013 postretirement benefit costs are expected to decrease by approximately $17 million to an annual net benefit of approximately $16 million.